Exhibit 99.2

Brooke Credit Corporation Announces Selected Results for August 2006

          OVERLAND PARK, Kan., Sept. 19 /PRNewswire-FirstCall/ -- Michael Lowry, president and chief executive officer of Brooke Credit Corporation, the finance subsidiary of Brooke Corporation (Nasdaq: BXXX), announced selected August 2006 results.

          Lowry announced loan portfolio balances for Brooke Credit Corporation on Aug. 31, 2006, totaled approximately $413.2 million, compared to loan portfolio balances of approximately $401.4 million on July 31, 2006. Loan portfolio balances increased as the result of August loan originations of approximately $16.0 million, and decreased from August principal payments of approximately $4.2 million. August originations included $8.5 million in Brooke franchise insurance agency loans and $7.5 million in non-franchise death care loans. The company’s total loan portfolio is composed of $119.5 million in loan balances held in the company’s inventory for future sale, and $293.7 million in loan balances sold to investors with retained servicing rights.

          Lowry also announced that, during August, Brooke Credit Corporation received net interest and servicing income of approximately $1.8 million, and incurred operating interest expense of approximately $173,000. Additionally, Lowry announced that, during August, Brooke Credit Corporation incurred a loss on loan sale activities of approximately $609,000.

          All results included within this press release exclude portfolio balances and revenues derived from lending activities with parent and sister companies.

          About our company .... Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $413.2 million on Aug. 31, 2006. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

          E-mail Distribution .... To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online.

          This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
          -0-                                        09/19/2006
          /CONTACT:  Anita Larson, Brooke Corporation, larsa@brookecorp.com , or +1-913-661-0123/
          /Web site:  http://www.brookecorp.com
                            http://brookecorp.mediaroom.com /
          (BXXX)